AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


1.	It is hereby agreed that on June 8, 1999, the Trustees
voted to amend Section 5 of the Fund's Investment Management
Contract. The amendment reduced the compensation to the Adviser, effective as of the close of business on June 30, 1999, as follows:

(a) a management fee, paid monthly in arrears, at an annual rate equal to (i) 0.85% of the average daily net asset value of the Fund up to $100,000,000 of average daily net assets; (ii) 0.75% of the average daily net asset value of the Fund for the next $700,000,000 of average daily net assets; (iii) 0.70% of the average daily net asset value of the Fund in excess of $800,000,000; and

(b) an administrative fee of $100,000 per year, payable monthly, for the Fund.




Executed this 8th day of June, 1999.


JOHN HANCOCK SERIES TRUST
on behalf of John Hancock Global Technology
Fund


By:
_______________________________________________
____
       President, Chief Investment Officer and
Chief Operating Officer




JOHN HANCOCK ADVISERS, INC.


By:
___________________________________________
Vice President and Corporate Secretary